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                                                                    EXHIBIT 11.1

                        LATTICE SEMICONDUCTOR CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)

                                 Three Months Ended       Nine Months Ended
                               ---------------------    --------------------
                                Dec. 31,    Jan. 1,     Dec. 31,    Jan. 1,
                                 1994        1994        1994        1994
                               ---------   ---------   ---------   ---------
Net income                      $ 6,850     $ 5,083     $19,268     $16,850
                                -------     -------     -------     -------
                                -------     -------     -------     -------

Weighted average common stock and common stock equivalents:

   Common stock                  18,673      18,255      18,567      18,131
   Options and warrants             461         663         524         819
                                -------     -------     -------     -------
                                 19,134      18,918      19,091      18,950
                                -------     -------     -------     -------
                                -------     -------     -------     -------
Net income per share            $  0.36     $  0.27     $  1.01     $  0.89
                                -------     -------     -------     -------
                                -------     -------     -------     -------


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